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                                                                   Exhibit 10.22


July 13, 2001

Cem Tanyel


Dear Cem:

This letter confirms certain revised terms of your compensation effective July 13, 2001.

SALARY

Your new base salary will be $9,791.67 per semi-monthly pay period. This equates to an annual rate of $235,000.

CASH INCENTIVES

In consideration of your lost bonus from the sale of Brightware to Firepond and severance you did not receive as you continued employment with Firepond you will receive a one time bonus of $220,000. This bonus is payable as follows -- $40,000 paid in the next payroll run (July 31, 2001), $40,000 paid on December 31, 2001, and $140,000 paid on June 30, 2002. In the event Firepond experiences a change of control prior to June 30, 2002 the payment of the aforementioned bonus shall be accelerated to the date a transaction is consummated which triggers the change of control.

For the remainder of fiscal 2001 you will participate in the same bonus program as the other Firepond executives. Your target bonus is 40% of your annual base pay based upon achievement of MBO's to be mutually agreed upon by you and Klaus Besier and company performance.

STOCK OPTIONS

You will receive 300,000 additional Firepond stock options with an exercise price at $0.93 per share. These options shall vest monthly over three years from the grant date.

SECTION 16 OFFICER STATUS

In your current role you are deemed to be an executive officer of the company as defined under Section 16 of the Securities Exchange Act of 1934. As such you are subject to certain reporting responsibilities and compliance with public company rules required by the SEC and NASDAQ. In addition, you are required to obtain approval in advance from Firepond's Chief Financial Officer prior to trading in Firepond securities either stock options or other shares obtained on the open market.


Sincerely,




Klaus Besier
Chairman and CEO




CC: Lisa Manni